Exhibit 4.3

LOAN PURCHASE AGREEMENT

This Loan Purchase Agreement (“Agreement”), dated as of October 17, 2014 (the “Effective Date”), between APT LEVERAGE LENDER, LLC, a Missouri limited liability company (“Seller”), CERNER CORPORATION, INC., a Delaware corporation (“Purchaser”), and APT INVESTMENT FUND, LLC, a Missouri limited liability company (“Maker”).

WITNESSETH:

A.           On December 30, 2011, Seller made a loan to Maker in the original principal amount of $2,692,340.00 (the “Loan”).

B.           The Loan is evidenced by a Fund Loan Agreement dated December 30, 2011 between Maker and Seller (the “Loan Agreement”) and a Promissory Note in the principal amount of the Loan dated December 30, 2011 from Maker payable to the order of Seller (the “Note”).

C.           The Loan is secured by a Pledge Agreement dated December 30, 2011, by Maker for the benefit of Seller (the “Pledge Agreement”).

D.           The Note, Loan Agreement, Pledge Agreement, and any agreement executed in connection with the Loan shall be referred to herein as the “Loan Documents.”

E.           Seller has agreed to sell and Purchaser has agreed to purchase Seller’s right, title and interest in the Loan and Loan Documents on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises herein contained, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

ARTICLE I -  TERMS OF PURCHASE AND SALE

Section 1.01 Agreement to Purchase.  Purchaser hereby agrees to purchase, and Seller hereby agrees to sell, all right, title and interest of Seller in the Loan and the Loan Documents in accordance with the terms of this Agreement.

Section 1.02 Purchase Price.

(a) In consideration of the payment by Purchaser to Seller of the following, in lawful currency of the United States and in immediately available funds, “Purchase Price”:  (Two Million Two Hundred Eleven Thousand Two Hundred Ninety-Six and 08/100 Dollars ($2,211,296.08).  Seller agrees to sell and Purchaser agrees to buy all right, title, and interest of Seller in and to the Loan, the Loan Documents, all existing and future claims against the Maker or any other persons liable for the repayment of the Loan or the performance of the Maker’s obligations under the Loan.

(b) From the Effective Date until the Closing Date, all payments or credits received by Seller in connection with the Loan shall be retained by Seller, and in the event any such payments result in a reduction of the principal amount of the Note (“Principal Reduction”), the Purchase Price shall be reduced by an amount equal to the Principal Reduction.

Section 1.03 Closing Date.  The date on which the purchase of the Loan shall take place is ___________________, 2014, or such earlier date as may be mutually acceptable to Seller and Purchaser (the “Closing Date”).

Section 1.04 Wiring Instructions.  Seller hereby directs Purchaser to remit the Purchase Price on the Closing Date by wire transfer of immediately available funds to the account of Seller in accordance with the following instructions:

[insert wiring instructions]

Section 1.05 Sale of Loan.  Simultaneously with the payment of the Purchase Price by Purchaser, Seller shall sell, assign, transfer and convey to Purchaser on the Closing Date, and Purchaser hereby agrees to purchase, assume and accept on the Closing Date, all rights, title, interests and obligations of Seller, as of the Closing Date, in, to and under the Loan and the Loan Documents, and in connection therewith, shall execute and deliver to Purchaser such documents as may be required to transfer all of Seller’s interest in the Loan and the Loan Documents to Purchaser, including, without limitation, the Closing Documents listed in Section 2.02, below.

Section 1.06 Servicing.  After the Closing Date, Seller shall be released from all servicing responsibilities for the Note and the other Loan Documents.  Purchaser shall assume all such responsibilities for such servicing.  Any and all payments received by Seller on and after the Closing Date, shall belong to Purchaser and any such amounts received by Seller shall be promptly remitted to Purchaser within ten (10) Business Days.  Seller may remit such payments to Purchaser by using any method that Seller deems appropriate, including, without limitation, by using automated clearinghouse settlement or by mailing payments directly to Purchaser or Purchaser’s servicer.  Any and all escrows or reserves held by Seller on account of the Loan shall be transferred to Purchaser on the Closing Date.

ARTICLE II - CLOSING

Section 2.01 Closing Conditions.

(a) The purchase of the Loan shall take place on the Closing Date.  As mutually agreed to by the  Seller and Purchaser, the closing of any such purchase shall be either (i) by telephone, confirmed by letter, facsimile or wire as the parties shall agree, or (ii) conducted in person, at such place as the parties shall agree.

(b) The obligation of Purchaser to purchase the Loan shall be subject to satisfaction of each of the following conditions on or before the Closing Date, any of which may be waived by Purchaser in its sole and absolute discretion:

(i) Purchaser shall be satisfied with the results of its due diligence review of the Loan;

(ii) Purchaser shall have received, or Purchaser’s attorneys shall have received in escrow, all closing documents as specified in Section 2.02 hereof, in such forms as are required under this Agreement, duly executed by all signatories; and all other material terms and conditions of this Agreement shall have been satisfied; provided, however, that this closing condition shall be satisfied if such closing documents are delivered not later than 2 business days following the Closing Date;

(iii) Purchaser shall have closed on that certain Loan Purchase Agreement between Purchaser and Mazuma Credit Union; and

(iv) Maker and Seller shall have amended the Loan Documents as requested by Purchaser.

(v) Purchaser shall have closed on that certain Asset Purchase Agreement among Purchaser, APT Real Estate, LLC and APT IP Holdings.

(c) Subject to the foregoing conditions, Purchaser shall pay to Seller on the Closing Date the Purchase Price by wire transfer of immediately available funds to the account designated by Seller in Section 1.04 above.

Section 2.02 Closing Documents.

(a) The closing documents for the Loan to be purchased on the Closing Date shall consist of fully executed originals (unless otherwise indicated) of the following documents:

(i) the Note and all intervening allonges and assignments necessary to evidence a complete chain of title to the Note;

(ii) an Allonge in the form attached as Exhibit A;

(iii) a General Assignment in the form attached as Exhibit B for the Loan;

(iv) all other Loan Documents; and

(v) an updated payoff showing the principal balance and other amounts owing on the Loan as of the Closing Date (the “Final Payoff Statement”).

(b) The parties hereto agree that each shall, at its own expense, at any time and from time to time after the date hereof, upon the other’s request, do, execute, acknowledge, and deliver all such further acts, assignments, transfers, conveyances, and assurances as may be reasonably required to carry out the purchase and sale of the Loan as contemplated by this Agreement.  Purchaser is authorized to file assignments of any and all UCC Financing Statements filed with respect to the Loan.

Section 2.03 Purchaser’s Assumption.  Upon the Closing Date, Purchaser shall assume all of Seller’s obligations under the Loan Documents.

ARTICLE III -  DUE DILIGENCE & REPRESENTATIONS

Section 3.01 Purchaser’s Due Diligence.  Purchaser shall have from the Effective Date until the business day prior to the Closing Date (the “Inspection Period”) to review Seller’s loan files and to conduct such other due diligence as Purchaser desires to conduct with respect to the Loan, the Maker or such other matters as Purchaser deems necessary or desirable in connection with the transactions described herein.  Seller will afford Purchaser and its duly authorized representatives with access to such of the books and records of Seller relating to the Loan as may be necessary to permit the examination to be conducted by Purchaser and its consultants.  If it is determined by Purchaser, at Purchaser’s sole discretion, within the Inspection Period that the Loan is not acceptable, Purchaser, at Purchaser’s sole option, may terminate this Agreement by providing written notice thereof to Seller on or prior to the last day of the Inspection Period, in which event this Agreement shall thereafter be null and void and of no further force and effect, and neither party shall thereafter have any rights or obligations hereunder.

Section 3.02 Seller’s Representations.  Seller hereby represents and warrants to Purchaser that, as of the date hereof and as of the Closing Date, the following are true and accurate statements in all material aspects:

(i) Seller is duly formed and validly existing in the jurisdiction of its formation, and Seller is in good standing under the laws of the jurisdiction of its formation or organization.  Seller is duly and legally authorized to enter into this Agreement, and Seller’s representative is authorized to act on behalf of and bind Seller to the terms of this Agreement.

(ii) Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Seller has complied with all laws, rules, regulations, charter provisions and bylaws necessary to consummate the transactions contemplated hereby, and Seller’s representative is authorized to act on behalf of and bind Seller to the terms of this Agreement.

(iii) Assuming due authorization, execution and delivery by Purchaser, this Agreement and all the obligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principles generally affecting or limiting the rights of contracting party

(iv) Seller is the owner and holder of the entire legal and beneficial interest in the Loan, the Note, and other Loan Documents, and is transferring its interest in the Loan, the Note and the other Loan Documents free and clear of any and all liens, pledges, charges or security interests of any nature.

(v) The loan files made available to Purchaser for its due diligence review included all Loan Documents and, except as reflected in said loan files, the Loan has not been amended or modified.

(vi) Seller has not released any collateral for the Loan.

(vii) Maker has made all payments owing on the Loan when due.

(viii) During the twenty-four (24) month period prior to the Effective Date, Maker has not been in default under the terms of the Loan Documents.

(ix) Except as disclosed in the Loan Documents, the Loan is not secured by the same property as any other commercial loan held by Seller.

(x) The Final Payoff Statement is true and correct in all material respects, as of the Closing Date.

(xi) To Seller’s Knowledge, neither Maker nor Seller has committed fraud, solely with respect to the Loan Documents.

(xii) Seller does not have any other loans or commitments to loan money to Maker, and Maker does not guaranty any other loans owing to Seller.

(xiii) The sale, assignment and transfer of the Loan to Purchaser will be free of any participation interest.

(xiv) The payment history and the rate at which interest is being paid relating to the Loan are true and correct in all material respects.

Section 3.03 Purchaser’s Representations.  Purchaser hereby represents and warrants to Seller that, as of the date hereof and as of the Closing Date, the following are true and accurate statements in all material aspects:

(i) Authority.  Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its formation, is duly and legally authorized to enter into this Agreement.  Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Purchaser has complied with all laws, rules, regulations, charter provisions and bylaws necessary to consummate the transactions contemplated hereby and to purchase and service the Loan, and Purchaser’s representative is authorized to act on behalf of and bind Purchaser to the terms of this Agreement.

(ii) Enforceability.  Assuming due authorization, execution and delivery by Seller, this Agreement and all of the obligations of Purchaser hereunder are the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principles generally affecting or limiting the rights of contracting parties.

Section 3.04 Indemnity by Seller.  Seller will indemnify and hold harmless Purchaser from and against, and will pay to Purchaser the amount of, any actual losses, liabilities, claims, judgments, proceedings, causes of action, obligations, damages, deficiencies, penalties, fines, interest, costs and expenses of any sort (including reasonable attorneys’ fees and expenses) incurred by reason of or in any way associated with, imposed on, incurred by or assessed against Purchaser that arise out of or result from:

(a)           the inaccuracy in any material respect of any representation or warranty made by Seller in this Agreement; or

(b)           any act or omission of Seller on or prior to the Closing Date with respect to the origination, ownership, processing, handling or servicing of the Loan.

ARTICLE IV -  MISCELLANEOUS

Section 4.01 Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties hereto and supersedes any prior agreements relating to the subject matter hereof.  This Agreement may be amended only by written agreement signed by the parties.

Section 4.02 Governing Law and Consent to Jurisdiction.  This Agreement, and any and all claims, disputes or actions arising hereunder or in any way relating hereto, shall be construed, and the rights and obligations of Seller and Purchaser hereunder determined, in accordance with the laws of the State of Missouri, without regard to the principles of such laws respecting conflicts of laws.  Purchaser consents to exclusive jurisdiction in United States federal courts of the Western District of Missouri and in the Circuit Courts of Jackson County, in Kansas City, Missouri, whichever might be applicable.

Section 4.03 Notices.  Unless otherwise expressly set forth herein, all demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or sent by courier or telex or facsimile transmission (provided that, in the case of telex or facsimile transmission, a confirmation copy of the notice shall be delivered by hand or sent within two (2) days of transmission) as follows (until notice of a change thereof is given as provided in this Section 4.03, and actually received by the other party hereto):

(a)	If to Seller, to:

APT Leverage Lender, LLC

8844 Hillcrest Road

Kansas City, MO 64138

Attn: Troy A. Covey

Facsimile Number: (816) 767-8783

(b)	If to Purchaser, to:

Cerner Corporation, Inc.

2800 Rock Creek Parkway, Suite 601

Kansas City, MO 64117-2551

Attn: Chief Financial Officer

Phone Number: (___) _________

Facsimile Number: (___) ________

(c)	If to Maker, to:

APT Investment Fund, LLC

c/o U.S. Bancorp Community Development Corp.

1307 Washington Avenue, Suite 300

St. Louis, MO 63103

Attn: Director of Asset Management NMTC

Facsimile Number: (314) 335-2602

All notices given in accordance with this Section 4.03, are effective if delivered by hand or mailed by courier, at the time of delivery, and, if communicated by telex or facsimile, at the time of transmission.

Section 4.04 Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then to the extent permitted by law such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.  Furthermore, the parties shall in good faith endeavor to replace any provision held to be invalid or unenforceable with a valid and enforceable provision that most closely resembles the provision held to be invalid or unenforceable.

Section 4.05 No Partnership.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.  Nothing herein contained shall be deemed or construed as creating an agency relationship between Purchaser and Seller and neither party shall take any action that could reasonably lead a third party to assume that it has the authority to bind the other party or make commitments on such party’s behalf.

Section 4.06 Fees and Expenses.  Each party will pay the costs of its own counsel in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.  Costs related to transfer of the Loan shall be paid by Seller.  Purchaser will be responsible for all other costs and expenses.

Section 4.07 Counterparts.  This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts, together, shall constitute one and the same agreement.

Section 4.08 Headings.  The Section headings are for convenience only and shall not affect the construction hereof.

Section 4.09 Reaffirmation of Loan Documents.  Each of the undersigned Loan parties hereby expressly acknowledge and confirms, both before and after giving effect to this Agreement, that it is bound by each of the Loan Documents to which it is a party by virtue of its having been an original signatory thereto.  Each of the Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

Section 4.10 Confidentiality.  Except as hereinafter provided, from and after the execution of this Agreement, Seller, Purchaser and Maker shall keep this Agreement and the contents hereof confidential and shall not disclose the contents hereof except (if and to the extent reasonably necessary) to their respective attorneys, accountants, financiers, bankers and other parties necessary for the consummation of the contemplated transactions and except to the extent any such disclosure is reasonably necessary in connection with the enforcement of the right of a party hereunder or is required to be disclosed by Purchaser under the rules and regulations of the Securities and Exchange Commission.

Section 4.11 Attorneys’ Fees.  In the event suit is brought or an attorney is retained by any party to this Agreement to enforce the terms of this Agreement or to collect for the breach hereof or for the interpretation of any provision herein in dispute, the prevailing party shall be entitled to recover, in addition to any other remedy, reasonable attorneys’ fees, court costs, costs of investigation and other related expenses incurred in connection therewith.  If suit is commenced, attorneys’ fees shall be fixed by the court.

Section 4.12 Joint Preparation.  This Agreement (and all exhibits thereto) is deemed to have been jointly prepared by the parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm’s-length agreements.

Section 4.13 Press Releases.  Seller, Purchaser and Maker each agree that, except to the extent otherwise provided herein and except to the extent that it is legally required to issue any public statement or release, prior to the Closing Date it will not make any public statement, including without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed.

Section 4.14 Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY COVENANT AND AGREE TO IRREVOCABLY WAIVE THE RIGHT TO ANY TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION OR JUDICIAL PROCEEDING RELATED TO, DIRECTLY OR INDIRECTLY, OR IN ANY WAY CONCERNING THIS AGREEMENT OR THE CONDUCT, OMISSION, ACTION, OBLIGATION, DUTY, RIGHT, BENEFIT, PRIVILEGE, OR LIABILITY OF A PARTY HEREUNDER, TO THE FULLEST EXTENT PERMITTED BY LAW.  THIS WAIVER OF RIGHT OF TRIAL BY JURY IS SEPARATELY GIVEN AND IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY PURCHASER AND SELLER, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL.  THIS WAIVER IS INTENDED TO AND DOES ENCOMPASS EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE.  PURCHASER AND SELLER EACH CERTIFY AND REPRESENT TO EACH OTHER THAT NO PARTY, REPRESENTATIVE OR AGENT OF THE PARTIES HERETO (INCLUDING, BUT NOT LIMITED TO, THEIR RESPECTIVE COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO THE PARTIES HERETO OR TO ANY AGENT OR REPRESENTATIVE OF THE FOREGOING (INCLUDING BUT NOT LIMITED TO, THEIR RESPECTIVE COUNSEL) THAT THEY WILL NOT SEEK TO ENFORCE THIS WAIVER OF A RIGHT TO JURY TRIAL.  THIS WAIVER SHALL APPLY TO ANY FUTURE AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT.

Section 4.15 Assignment.  Without Purchaser’s prior written consent, Seller will not assign all or any of its interest under this Agreement.  Notwithstanding the foregoing, Seller may assign its right to receive the Purchase Price under this Agreement, provided that any such assignment shall not constitute a release of Seller from its obligations under this Agreement.  Purchaser may assign its rights under this Agreement, provided that any such assignment shall not constitute a release of Purchaser from its obligations under this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

PURCHASER:

CERNER CORPORATION, INC., a Delaware corporation

By:____________________________________

Name:

Title:

SELLER:

APT LEVERAGE LENDER, LLC

a Missouri limited liability company

By:____________________________________

       Troy A. Covey, Manager

MAKER:

APT INVESTMENT FUND, LLC,

a Missouri limited liability company

By:____________________________________

Name:

Title:

EXHIBIT A

ALLONGE

See attached Allonge

ALLONGE

TO SECURED PROMISSORY NOTE IN THE ORIGINAL PRINCIPAL AMOUNT OF TWO MILLION SIX HUNDRED NINETY-TWO THOUSAND THREE HUNDRED FORTY AND 00/100 DOLLARS ($2,692,340.00) DATED DECEMBER 30, 2011, FROM APT INVESTMENT FUND, LLC TO APT LEVERAGE LENDER, LLC.

PAY TO THE ORDER OF CERNER CORPORATION, INC., WITHOUT REPRESENTATION, WARRANTY OR RECOURSE.

APT LEVERAGE LENDER, LLC,

a Missouri limited liability company

By:_______________________________________

       Troy A. Covey, Manager

EXHIBIT B

GENERAL ASSIGNMENT

See attached General Assignment

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (this “Assignment”), made and entered into as of the ___ day of October, 2014, is by APT LEVERAGE LENDER, LLC, a Missouri limited liability company, having an office at 8844 Hillcrest Road, Kansas City, Missouri 64138 (“Assignor”), in favor of CERNER CORPORATION, INC., a Delaware corporation, having an address at 2800 Rock Creek Parkway, Suite 601, Kansas City, Missouri 64117 (“Assignee”).

RECITALS

A.           Assignor and Assignee have entered into that certain Loan Purchase Agreement dated October ___, 2014 (the “Agreement”) whereby Assignor agrees to convey to Assignee all of Assignor’s right, title and interest in and to the Loan Documents (as defined in the Agreement) that are described on Exhibit 1 hereto.  Assignee agrees to accept the Note and Loan Documents on the terms and conditions stated in the Agreement.

B.           Pursuant to the Agreement, Assignor desires to execute this Assignment in favor of Assignee.

AGREEMENT

NOW, THEREFORE, in consideration of the sum of TEN and 00/100 DOLLARS ($10.00) and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Assignor hereby agrees as follows:

(a)           Definitions.  Capitalized terms used but not defined herein shall have the same meaning as set forth in the Agreement.

(b)           Assignment.  Assignor hereby sells, assigns, transfers and conveys to Assignee, without any representation, warranty or recourse other than as specifically provided for in the Agreement, all of Assignor’s right, title and interest in and to the Loan Documents.

(c)           Successors.  This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(d)           Loan Balance.  As determined solely in accordance with the Assignor’s books and records, the principal amount of 2,692,340.00, accrued interest and other specified charges are outstanding under the Loan Documents as of October___, 2014 (these amounts do not include, for any purposes, any default interest, fees or penalties).

 (e)           Governing Law.  This Assignment shall be governed by the laws of the State of Missouri.

(f)           WAIVER OF JURY TRIAL.  ASSIGNOR AND ASSIGNEE BOTH IRREVOCABLY WAIVE ANY AND ALL RIGHT EITHER PARTY MIGHT HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS ASSIGNMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS ASSIGNMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  EACH OF ASSIGNOR AND ASSIGNEE ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

(g)           Construction.  Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun and pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender.

[signature page follows]

IN WITNESS WHEREOF, Assignor has executed this Assignment as of the date above first written.

ASSIGNOR:

APT LEVERAGE LENDER, LLC,

a Missouri limited liability company

By:

       Troy A. Covey, Manager

EXHIBIT 1

TO GENERAL ASSIGNMENT

LOAN DOCUMENTS

1.	Fund Loan Agreement dated December 30, 2011 between APT Investment Fund, LLC and APT Leverage Lender, LLC

2.	Promissory Note dated December 30, 2011 in the original principal amount of $2,692,340 between APT Investment Fund, LLC, as Maker, and APT Leverage Lender, LLC, as Holder

3.	Pledge Agreement dated December 30, 2011 granted by APT Investment Fund, LLC for the benefit of APT Leverage Lender, LLC

4.	Intercreditor Agreement dated December 30, 2012 between APT Leverage Lender, LLC, as Junior Lender, and Mazuma Credit Union, as Senior Lender